Exhibit 10.2
June 29, 2006
Fred Driscoll
15 Crestwood Road
North Reading, MA 01864
Dear Fred:
The purpose of this Separation Agreement (hereinafter the “Agreement”) is to confirm the terms of your separation from OXiGENE, Inc. (“OXiGENE” or “Company”). The promises made by the Company hereunder are contingent on your agreement to and compliance with the terms of this Agreement. The Effective Date of this Agreement shall be the eighth day following the day that you sign it.
     1.      Separation of Employment. You acknowledge that your employment as Chief Executive Officer of the Company ends effective June 29, 2006 (the “Separation Date”). By signing this Agreement, you shall have submitted your resignation as member of the Board of Directors to the Board of Directors, which resignation shall be effective on the Separation Date. In addition, you agree that you shall resign and the Company shall otherwise remove you as a signatory or fiduciary from all plans or accounts where you hold such role, such as bank accounts, retirement plans, and the like. Except as provided for below, you acknowledge that from and after the Separation Date you shall have no authority and shall not represent yourself as an employee, officer, director, or agent of the Company.
     2.      Consideration. In exchange for the mutual covenants set forth in this Agreement, and contingent on your valid execution of this Agreement, the Company agrees to provide you with the following Consideration:
(i)	In accordance with your Employment Agreement, you shall be paid the gross severance amount of $325,000.00, which amount is equal to twelve (12) months of your base salary in effect as of the Separation Date. Such amount shall be paid as follows: $243,750.00 shall be paid in a lump sum, less applicable taxes and deductions, within ten (10) business days after the Effective Date. The remaining amount of $81,250.00 shall be paid in a lump sum on or before the one year anniversary of the Separation Date.
(ii)	By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The COBRA “qualifying event” shall be deemed to be the Separation Date. If you complete the appropriate forms and execute this Agreement, the Company will cover the cost of the COBRA payments to continue your participation in OXiGENE’s medical and dental insurance plans during the one year period following the Separation Date to the same extent that such insurance is provided to persons employed by OXiGENE; provided that if you become eligible for insurance coverage through another employer, the Company’s obligations under this clause shall immediately cease. All other benefits shall cease as of the Separation Date.
(iii)	The Company shall accelerate the vesting of the 80,000 shares of restricted stock granted on October 3, 2005 and currently held by you so that the restrictions on such shares lapse on the Separation Date. The Company agrees to waive its repurchase rights under paragraph 2.1(a) and any restrictions on transfer under paragraph 2.1(f) of the OXiGENE Restricted Stock Agreement.
(iv)	As of the Separation Date, you will be vested in a total of 219,166 options. You may exercise any vested options by December 31, 2006. Subject to any provisions in the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006, any options not exercised by that date shall terminate. All unvested options shall terminate as of the Separation Date.
(v)	Upon submission of proper documentation, the Company shall reimburse your reasonable attorneys fees incurred in negotiating the terms of this Agreement, up to a maximum of $3,500.00.
     3.      No Amounts Owing. You acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) any business expenses that are reimbursable in accordance with Company policy and have been submitted to the Company as of the Separation Date; and (iii) any salary and vacation pay that you shall earn up to the Separation Date (which shall be paid to you on or about the Separation Date), you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.
     4.      Confidentiality and Related Covenants. You hereby agree and acknowledge the following:
(i)	On or before the Separation Date, you will return to OXiGENE all Company documents (and any copies thereof) and property.
(ii)	You reaffirm the covenants contained in Section 7 of your Employment Agreement with the Company and you agree that your obligations set forth thereunder shall continue for the one year period following the Separation Date.
(iii)	You will not make any private or public (including to the print or electronic media) statements that are professionally or personally disparaging about, or adverse to, the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, or engage in any conduct which is intended to harm professionally or personally the reputation of the Company (including its officers, directors and employees); provided, nothing herein shall apply to any statements made by you: (a) as may be required by law; (b) in any judicial or other adjudicatory proceeding or action; or (c) in any privileged or confidential communications with your counsel. The Company agrees that its officers and directors shall not make any private or public statements that are professionally or personally disparaging about you or your reputation; provided, that nothing in this paragraph shall interfere with the Company’s ability to comply with legal process, the requirements of applicable federal or state laws or regulations (including but not limited to applicable federal or state securities laws or regulations) or the requirements of governmental entities (including but not limited to any securities exchange, quotation system or over-the-counter market on which the Company has its securities listed or traded), to fulfill its public disclosure obligations, or to conduct its business.
(iv)	The breach of any of the foregoing covenants by you shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover from you any amounts already paid to you or on your behalf pursuant to Section 2 of this Agreement and to cease any further payments.
     5.      Cooperation. You agree that during your employment and thereafter you shall provide reasonable cooperation to the Company upon its request to assist in its defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, to prepare for and/or participate in any proceeding (including, without limitation, consultation, discovery or trial) and to assist with any audit, inspection, proceeding or other inquiry. For any cooperation provided pursuant to this Section after the one year anniversary of the Separation Date, you shall be reimbursed for any reasonable documented costs, expenses and time in an amount equal to $250 per hour, plus reasonable attorneys’ fees, provided that you shall not be entitled to any such payment if the cooperation relates to a matter in which you are or have been threatened to be named as a defendant. Nothing herein shall be construed to require you to provide any cooperation with respect to any matter in which your interests are or may be adverse to the interests of the Company, in which latter event your rights to indemnification by the Company (by Company By-laws or otherwise), if any, shall apply, subject to the terms of such indemnification rights.
     6.      Release of Claims.
(i)	Release of Claims By You.
(a)	You hereby agree and acknowledge that by signing this letter and agreeing to the Consideration to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date you sign this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement.
Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any waivable Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:
**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.
**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.
**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

1/	For the purposes of this Section, “Company” shall include OXiGENE, Inc. and any of its divisions, affiliates, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

**	Any other Claim arising under state or federal law.
(b)	Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement, is not intended to and shall not act as a waiver or release of any claims that you cannot by law waive or release, and does not waive or release any of your rights to indemnification by the Company.
(c)	This Section does not prohibit you from challenging the validity of this release under the ADEA, filing a charge or complaint of discrimination with the federal Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC. In addition, nothing in this release or this Agreement shall limit OXiGENE’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from you, to the extent permitted by law, of the Consideration provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail on the merits of a claim under the ADEA or other laws.
(d)	You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration and other benefits being provided to you under the terms of this Agreement.
(ii)      Company’s Release of Claims. Notwithstanding Section 6(i)(c) above, the Company hereby agrees and acknowledges that by signing this Agreement and for other good and valuable consideration, it is, to the maximum extent allowed by the Company’s By-laws and applicable law, waiving and releasing its right to assert any form of legal claim against you whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Execution Date, but specifically excluding claims arising out of fraud by you. Subject to the foregoing exception, the Company’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action against you seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against you, for any alleged action, inaction or circumstance existing or arising through the Execution Date. Notwithstanding the foregoing, this section does not release you from any obligation expressly set forth in this Agreement.
     7.      ADEA Consideration and Rescission Periods. You and OXiGENE acknowledge that you are 40 years of age or older and that you therefore have specific rights under the ADEA, which prohibits discrimination on the basis of age. You and the Company further acknowledge and agree that the release set forth in the preceding paragraph is intended to release any right you may have to file a claim against Company alleging discrimination on the basis of age. Consistent with the provisions of the ADEA, you shall have twenty-one (21) days (the “Consideration Period”) from your receipt of this Agreement to consider and accept its terms by signing below, although you may execute the Agreement earlier if you wish. You are advised to consult with an attorney prior to signing this Agreement. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement (the “Rescission Period”), you deliver a notice of rescission to the Chairman of the Board of Directors, OXiGENE, Inc., 230 Third Avenue, Waltham, MA 02451. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period. Any such rescission shall not affect the termination of your employment, which shall in any event occur on the Separation Date.
     8.      Publicity. Any press release or other public disclosure of the terms and provisions of this Agreement, including filings required by securities laws, shall be subject to the prior review and comment of the other party as to those provisions relating to the terms and provisions of this Agreement. No party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by securities laws, concerning any other party to this Agreement or the Agreement’s operation without prior approval of such other party unless required by law, in which case notice of such requirement shall be given to the other party.

     9.      Taxation. We intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.
     10.      Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to consult with legal counsel and to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
     11.      Entire Agreement/Choice of Law/Full Agreement. Except for your applicable stock option agreements and restricted stock agreement, Section 7 of your Employment Agreement, and as otherwise expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. Both you and the Company hereby waive your right to jury trial with respect to any claims related to this Agreement or to your employment with the Company. This Agreement shall be binding on you and the Company, and their respective heirs, successors, and assigns, including without limitation any company into which the Company may be merged, reorganized, or liquidated, or by which it may be acquired. The Company shall obtain any approvals from the Board of Directors of the Company (or any authorized committee thereof) necessary to effectuate the terms of this Agreement.
     If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the Chief Financial Officer of OXiGENE, Inc., within 21 days of the date of this letter.

Very truly yours, OXiGENE, Inc.
/s/ James B. Murphy
By: James B. Murphy
Its: Vice President and Chief Financial Officer

Confirmed and Agreed:

/s/ Frederick Driscoll

Frederick Driscoll Dated: June 29, 2006